Exhibit 5.1

Fredrikson & Byron, P.A.
200 South 6th Street, Suite 4000
Minneapolis, MN 55402-1425
Telephone: (612) 492-7000
Facsimile: (612) 492-7077

September 27, 2004

Scanner Technologies Corporation
14505 21st Ave. N., #220
Minneapolis, MN 55447

RE:     Registration Statement on Form SB-2 – Exhibit 5.1

Gentlemen/Ladies:

        We have acted as counsel for Scanner Technologies Corporation (the “Company”) in connection with the Company’s filing of Registration Statement on Form SB-2 (the “Registration Statement”), relating to the registration under the Securities Act of 1933 (the “Act”) of an offering of 2,750,500 shares of common stock of the Company (the “Shares”) by persons who are currently holders of common stock of the Company or who may become such holders upon exercise of warrants (the “Warrants”). The Shares consist of 1,554,500 shares of common stock issued and outstanding, and 1,196,000 shares of common stock issuable upon exercise of Warrants.

        In connection with rendering this opinion, we have reviewed the following:

1.	The Company’s Restated Articles of Incorporation, as amended;

2.	The Company’s Restated Bylaws, as amended;

3.	Certain corporate resolutions, including resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Warrants;

4.	The Warrants; and

5.	The Registration Statement.

        Based upon the foregoing and upon representations and information provided by the Company, we hereby advise you that in our opinion:

1.	The Company’s Restated Articles of Incorporation validly authorize the issuance of the Shares registered pursuant to the Registration Statement.

2.	The Shares to be sold by the selling shareholders named in the Registration Statement consist of (i) 1,554,500 validly issued, fully paid and nonassessable Shares and (ii) 1,196,000 shares issuable upon the exercise of the Warrants in accordance with the terms and conditions of the Warrants, when received and to be sold by the selling shareholders named in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” included in the Registration Statement and the related Prospectus.

Very truly yours,
FREDRIKSON & BYRON, P.A.
By	/s/ Robert K. Ranum

Robert K. Ranum, Vice President